DICON FIBEROPTICS, INC. SHAREHOLDERS APPROVE REVERSE STOCK SPLIT; RECORD DATE SET

RICHMOND, California (October 16, 2006) – DiCon Fiberoptics, Inc., a leading manufacturer of fiberoptic components, modules, and test equipment, announced today that its shareholders have approved, at the Company's annual meeting of shareholders held yesterday, a 1-for-5 reverse stock split.

The reverse stock split will become effective as of the close of business on October 26, 2006. Shareholders of record as of the close of business on this date will participate in the reverse stock split.

About DiCon Fiberoptics Inc.
Celebrating 20 Years of Fiberoptic Excellence!

DiCon Fiberoptics Inc. is one of the world’s largest suppliers of innovative, high quality optical components, integrated modules, and test equipment for the optical networking industry. Founded in 1986, DiCon has established itself as a leader in the design, manufacture, and marketing of a broad portfolio of state-of-the-art products that filter, split, attenuate, switch, combine, and monitor light in optical networks, as well as automate the testing of optical devices and systems. DiCon is a recognized industry leader and innovator in thin-film optical coatings, micro-electromechanical systems (MEMS), micro-optic design, fused fibers, advanced packaging, and other evolving technologies designed to address the rapidly changing needs of the optical networking industry. For more information, please go to www.diconfiber.com.

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